EXHIBIT 99

                                     GENTEX
                                  CORPORATION

CONTACT: Connie Hamblin                         RELEASE: January 27, 2004
         (616) 772-1800

     GENTEX REPORTS RECORD FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR

      ZEELAND, Michigan, January 27, 2004 - Gentex Corporation, the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors and commercial fire protection products, today reported record revenues and net income for the fourth quarter and year ended December 31, 2003.

      The Company achieved record fourth quarter revenues of $123.9 million, a 15 percent increase over the fourth quarter of 2002 when the Company reported revenues of $107.3 million. Net income in the 2003 fourth quarter increased 21 percent to $29.1 million, or 37 cents per share, compared with net income of $24.1 million, or 31 cents per share in 2002.

      For the year ended December 31, 2003, Gentex reported a 24 percent increase in net income to $106.8 million, or $1.37 per share, on a 19 percent increase in revenues to $469.0 million. The Company reported net income of $85.8 million, or $1.12 per share, on revenues of $395.3 million in 2002.

      "We are pleased with the record financial results that we achieved for both the fourth quarter and calendar year 2003," said Gentex Executive Vice President Garth Deur. "The penetration of auto-dimming mirrors continues to increase on a global basis as our customers offer auto-dimming plus other mirror-borne electronic features to consumers in nearly every vehicle segment that exists today."

      Total auto-dimming mirror unit shipments in the fourth quarter of 2003 increased by 20 percent over the same quarter last year to 2.7 million units. For calendar year 2003, total mirror unit shipments increased by 17 percent to a record 10.3 million units, compared with calendar year 2002.

      Automotive revenues increased by 15 percent from $102.8 million in the fourth quarter of 2002 to $118.2 million in the fourth quarter of 2003. For calendar year 2003, automotive revenues increased by 19 percent from $374.2 million in 2002 to $446.3 million in 2003.

      Deur said that the Company continued to ship an increasing number of mirrors that include advanced electronic features beyond automatic dimming, such as compass and temperature displays, LED turn signals, HomeLink, LED map lamps or PRNDL lighting, etc. The majority of the mid-size vehicle models utilizing the Company's auto-dimming mirrors also offer one or more of these features in the mirror. In calendar year 2003, approximately 56 percent of the total interior mirror units that the Company shipped had one or more of those features, compared with 53 percent in 2002 and 41 percent in 2001.

      Deur added that he believes that the growth prospects remain positive for automotive unit shipments in calendar 2004.

      "We currently estimate that we can potentially achieve a 10-15 percent year-over-year rate of growth in unit shipments in calendar 2004 compared with 2003," said Deur. This estimate is based on recent J.D. Power expectations for light vehicle industry production in North America and Western Europe in calendar 2004 of approximately 16.3 million and 16.1 million vehicles, respectively. (**)

      Revenues in the Fire Protection Products Group increased by 25 percent from $4.6 million in the fourth quarter of 2002 to $5.7 million in the fourth quarter of 2003. Revenues for calendar year 2003 increased by


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

eight percent from $21.0 million in 2002 to $22.7 million in 2003. The increased revenues for both periods is due to higher demand for signaling devices, as well as general improvement in this industry sector.

      On January 22, 2004, the Company paid a cash dividend of $0.15 per share to shareholders of record of the common stock at the close of business on January 8, 2004. The ex-dividend date was January 6, 2004. Due to the required period of time for the settlement of stock trades, this means that you must have purchased shares of Gentex common stock on or before January 2, 2004, in order to have received this cash dividend.

      (**) Certain matters discussed in this news release, including unit shipment growth rate projections and estimates, are forward-looking statements which involve certain risks and uncertainties, and are subject to change based on various market, industry and other important factors. The Company cautions investors that numerous factors (some of which are outlined in the Company's Form 10-K filed with the Securities and Exchange Commission and other interim reports) and future events may affect the Company's actual results, and may cause those results to differ materially from those expressed in this news release. Furthermore, Gentex undertakes no obligation to update, amend, or clarify forward-looking statements whether as a result of new information, future events, or otherwise.

      A conference call related to this news release will be simulcast live on the Internet beginning today at 9:30 a.m. Eastern Standard Time. To access that call, go to www.gentex.com and select "Audio Webcast" from the lower right corner of that home page. Other conference calls hosted by the Company will also be available at that site in the future.

      Gentex Corporation (The Nasdaq Stock Market: GNTX) is an international company that provides high-quality products to the worldwide automotive industry and North American fire protection market.

      The Company develops, manufactures and markets interior and exterior automatic-dimming automotive rearview mirrors that utilize proprietary electrochromic technology to dim in proportion to the amount of headlight glare from trailing vehicle headlamps. More than 95 percent of the Company's revenue is derived from the sale of those products to the world automotive industry.

      Gentex was the first company in the world to successfully develop and produce a commercial automatic-dimming rearview mirror. After more than 15 years of supplying these products in the highly competitive global automotive industry, the Company remains the leading supplier of these mirrors. Gentex OEM customers include Acura, Audi, Bentley, BMW, DaimlerChrysler, Fiat, Ford, General Motors, Honda, Hyundai, Infiniti, Isuzu, Kia Motors, Lexus, Mazda, Mitsubishi, Nissan, Opel, Renault Samsung, Rover, Rolls Royce, SsangYong Motors, Toyota, Volkswagen and Volvo Car Corporation.

      Founded in 1974, Gentex has its manufacturing facilities in Zeeland, Michigan, and automotive sales and engineering offices in Detroit, Michigan; Germany, Japan, the United Kingdom, France and Korea. The Company is recognized for its quality products; for its proprietary manufacturing skills and equipment and application of world class manufacturing principles; for its commitment to developing and maintaining a highly skilled workforce, and for encouraging employee ownership of the Company's stock.


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

                       GENTEX CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                              Three Months Ended                            Year Ended
                                                                  December 31,                              December 31,
                                                           2003                  2002                2003                 2002
                                                       -------------        -------------        -------------        -------------
Net Sales                                              $ 123,914,515        $ 107,347,349        $ 469,019,365        $ 395,258,436

Costs and Expenses
  Cost of Goods Sold                                      70,896,590           62,651,572          272,518,466          235,611,182
  Engineering, Research & Development                      7,151,010            5,789,209           26,613,770           22,973,027
  Selling, General & Administrative                        6,001,114            6,047,132           23,311,853           21,474,066
  Other Expense (Income)                                  (3,218,392)          (2,816,601)         (11,588,919)         (11,872,630)
                                                       -------------        -------------        -------------        -------------

Total Costs and Expenses                                  80,830,322           71,671,312          310,855,170          268,185,645
                                                       -------------        -------------        -------------        -------------

Income Before Income Taxes                                43,084,193           35,676,037          158,164,195          127,072,791

Provision for Income Taxes                                14,003,000           11,596,000           51,403,000           41,301,500
                                                       -------------        -------------        -------------        -------------

Net Income                                             $  29,081,193        $  24,080,037        $ 106,761,195        $  85,771,291
                                                       =============        =============        =============        =============

Earnings Per Share
  Basic                                                $        0.38        $        0.32        $        1.39        $        1.14
  Diluted                                              $        0.37        $        0.31        $        1.37        $        1.12
Weighted Average Shares:
  Basic                                                   76,633,413           75,913,348           76,584,876           75,515,271
  Diluted                                                 78,154,561           76,845,120           77,684,490           76,602,402

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                Dec 31,                                   Dec 31,
                                                                                 2003                                      2002
                                                                             ------------                              ------------
ASSETS
Cash and Short-Term Investments                                              $393,606,656                              $215,650,801
Other Current Assets                                                           91,742,675                                61,147,608
                                                                             ------------                              ------------

Total Current Assets                                                          485,349,331                               276,798,409

Plant and Equipment - Net                                                     126,806,882                               124,982,665
Long-Term Investments and Other Assets                                        150,373,553                               207,391,593
                                                                             ------------                              ------------

Total Assets                                                                 $762,529,766                              $609,172,667
                                                                             ============                              ============

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities                                                          $ 50,480,480                              $ 29,060,035
Long-Term Debt                                                                          0                                         0
Deferred Income Taxes                                                          18,405,955                                 6,472,270
Shareholders' Investment                                                      693,643,331                               573,640,362
                                                                             ------------                              ------------

Total Liabilities & Shareholders' Investment                                 $762,529,766                              $609,172,667
                                                                             ============                              ============


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--------------------------------------------------------------------------------
                            NVS MIRROR UNIT SHIPMENTS
                                   (Thousands)
--------------------------------------------------------------------------------
                            Fourth Quarter               Year Ended
                          Ended December 31,             December 31,
--------------------------------------------------------------------------------
                             2003    2002    % Change    2003     2002  % Change
--------------------------------------------------------------------------------
Domestic Interior           1,026     872       18%     3,863    3,498     10%
--------------------------------------------------------------------------------
Domestic Exterior             436     396       10%     1,730    1,539     12%
--------------------------------------------------------------------------------
Total Domestic Units        1,462   1,268       15%     5,592    5,037     11%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Foreign Interior              891     760       17%     3,269    2,807     17%
--------------------------------------------------------------------------------
Foreign Exterior              363     239       52%     1,399      962     45%
--------------------------------------------------------------------------------
Total Foreign Units         1,254     998       26%     4,668    3,769     24%
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Interior Mirrors      1,917   1,631       18%     7,132    6,305     13%
--------------------------------------------------------------------------------
Total Exterior Mirrors        799     635       26%     3,128    2,501     25%
--------------------------------------------------------------------------------
Total Mirror Units          2,716   2,266       20%    10,260    8,806     17%
--------------------------------------------------------------------------------

Note: Certain prior year amounts have been reclassified to conform with the current year presentation. Amounts may not total due to rounding.

End of Filing


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